CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 dated June 20, 1997, October 5, 1998, May 20, 1999 and September 25, 2001 of Green Mountain Coffee, Inc. of our report dated November 6, 2001 appearing on page F-2 of Green Mountain Coffee, Inc.'s Annual Report on Form 10-K for the year ended September 29, 2001. We also consent to the application of such report to the Financial Statement Schedule for the three years ended September 29, 2001 listed under Item 14 of this Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 21, 2001